Exhibit 99.(h)(7)

AMENDMENT TO THE SERVICES AGREEMENT

THIS AMENDMENT made as of February 18, 2022 ("Amendment") to that certain Services Agreement dated as of June 30, 2016 ("Agreement"), by and between Boston Trust Walden Funds, a Massachusetts business trust ("Client") and Citi Fund Services Ohio, Inc. ("Service Provider" and, with the Client, referred to herein individually as "Party" and collectively as "Parties"). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting and fund administration services for the Client; and

WHEREAS, the Parties now wish to amend the services and fee schedules of the Agreement to account for the addition of a derivatives risk solution service offering;

WHEREAS, the Parties desire to amend Schedule 4 of the Agreement pursuant to this Amendment

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	Amendment to Schedule 2 - Services.

Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 2 attached to the end of this Amendment.

2.	Amendment to Schedule 4 - Fees.

Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 4 attached to the end of this Amendment.

3.	Representations and Warranties.

a)	Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

b)	The Client represents that it has provided this Amendment to the Board.

4.	Miscellaneous.

a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b)	Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

c)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Boston Trust Walden Funds		Citi Fund Services Ohio, Inc.

By:	/s/ Lucia Santini	By:	/s/ Jon Gezotis

Name:	Lucia Santini	Name:	Jon Gezotis

Title:	President	Title:	Vice President

Date:	May 5, 2022	Date:	May 6, 2022

Schedule 2 to Services Agreement

Services Appendix A -- Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 5 (each, a "Fund"), subject to the terms and conditions of the Agreement (including the Schedules).

I.	Services

1.	Registration Statements. Financial Statements. Proxy Statements and other SEC Filings:

(a)	Prepare for review and approval by the Client and counsel to the Client ("Fund Counsel”) drafts of: (i) the annual update to the Client's registration statement on Form N-IA with respect to existing Funds, and (ii) as requested by the Client or Fund Counsel, other amendments to the Client's registration statement and supplements to its prospectus and statement of additional information reflecting developments from time to time with respect to existing Funds. Subject to approval by the Client and Fund Counsel, file any of the foregoing with the Securities and Exchange Commission (the "SEC').

(b)	For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(c)	Prepare and file the Fund's Form N-CEN annually.

(d)	Assist with the layout and printing of prospectuses and the Funds' semi-annual and annual reports to Shareholders.

(e)	Coordinate the printing and distribution of proxy materials for meetings of shareholders; coordinate the record holder research and tabulation process relating to proxies; subject to review and approval by the Client and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings.

(f)	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds' proxy voting records (as approved by the Investment Adviser) on Form N-PX.

(g)	Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month

(h)	Rule 18f-4 Support for Funds relying on "Limited Derivatives User Exemption" (Lite)

(i)	Daily monitoring and reporting of derivative exposure levels

(ii)	Monthly exposure calculation reporting on Form N-PORT (Item B.9)

(i)	Rule 18f-4 Support for Non-Exempt Funds (Standard)

(i)	Daily value at risk (VaR) calculations and reporting

(ii)	Monthly VaR reporting on Form N-PORT (Item B.10)

(iii)	VaR stress testing and back testing

(iv)	vi. Form N-RN filing coordination, ad hoc, as directed by the client

2.	Certain Operational Matters

(a)	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)	At the request of, and subject to the review and approval by the Client and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds.

(c)	Assist the Client's transfer agent with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client.

(d)	Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.

(e)	Assist the Client in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Client in accordance with applicable Investment Company Act of 1940, as amended (the "1940 Act') rules and file such fidelity bonds and any applicable, related notices with the SEC.

(f)	Maintain corporate records on behalf of the Client, including minute books, and the Charter/Declaration of Trust of the Client and By-Laws of the Client.

(g)	Assist the Client in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client. provided that such compliance must be determinable by reference to the Fund's accounting records.

(h)	Assist the Client with portfolio compliance monitoring in accordance with Rule 22e-4(b) including:

(i)	daily liquidity classifications of portfolio securities held by the Fund;

(ii)	daily monitoring of compliance with the Fund's established Highly Liquid Investment Minimum (HLIM);

(iii)	daily monitoring of compliance with the Fund's 15% illiquid holdings maximum; and

(iv)	monthly liquidity classification of portfolio securities on Form N-PORT

(i)	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.

G)	Assist the Client with Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Client and Fund Counsel, preparing Board agendas, resolutions and minutes, (iii) assisting the Board by gathering industry and Fund information related to annual contract renewals and approval of fund-related plans, policies and procedures, (iv) attending Board meetings and recording the minutes and (v) performing such other Board meeting functions as agreed from time to time.

(k)	Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires.

(l)	Monitor wash sales annually.

(m)	Prepare informational schedules for use by the Client's auditors in connection with such auditor's preparation of the Client's tax returns

(n)	Coordinate with independent auditors concerning the Client's regular annual audit.

3.	Compliance Services

(a)	Assist the Client with the maintenance of written compliance policies and procedures (the "Fund Compliance Program") which, in the aggregate, shall be deemed by the Client's Board to be reasonably designed to prevent the Client from violating the provisions of the Federal securities laws applicable to the Client (the "Applicable Securities Laws"), as required under Rule 38a-l under the 1940 Act.

(b)	Assist the Client's Chief Compliance Officer (the "CCO") in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of the service providers to the Client as provided in Rule 38a-l ("Service Providers").

(c)	Provide support services to the CCO, including support for conducting an annual review of the Fund Compliance Program.

(d)	Assist the CCO in developing standards for reports to the Board by Service Provider and other service providers to the Client

(e)	Assist the CCO in developing standards for reports to the Board by the CCO.

(t)	Assist the CCO in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of service providers.

(g)	Perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the Compliance Services) provided to the Client by Service Provider pursuant to this Agreement, taking into account reasonable requests from the CCO to the extent practicable.

(h)	Provide copies of any compliance policies and procedures and any amendments thereto relating to Service Provider as the Client or the CCO may reasonably request in connection with the Fund Compliance Program.

(i)	Provide information reasonably requested by the CCO or the Board in connection with the Board's determination regarding the adequacy and effectiveness of the compliance policies and procedures of Service Provider.

4.	Provision of Certain Officers

Subject to the other terms and conditions of this Services Schedule and the Agreement, Service Provider shall make individuals available to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to the Services). The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

5.	Typesetting Services

(a)	Own and manage the typesetting for all annual and semi-annual reports;

(b)	Coordinate reviews and sign-offs with The Client and other appropriate 3rd parties prior to delivering the typeset reports to the financial printer;

II.	Notes and Conditions Related to Fund Administration Services

1.	Service Provider shall have no obligation to make available individuals to serve as officers of the Client ("Officers") unless specifically set forth in this Services Schedule or another agreement.

2.	Notwithstanding any other provision of the Agreement to the contrary, if Service Provider has agreed to make individuals available to serve as Officers, the Client acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

3.	If any employee of Service Provider acts as an Officer of the Client, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds.

4.	The Client's Organic Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer's service in good faith in a manner reasonably believed to be in the best interests of the Client, except to the extent such Officer would otherwise be liable to the Client or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Client shall secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.	Any Officer may resign for any reason. Service Provider shall have no obligation to endeavor to make available another individual to act in any such capacity, if

(a)	the Client's Organic Documents do not, or no longer, contain the indemnity described above or the Client has not secured or maintained the insurance policy described above;

(b)	the Officer determines, in good faith, that the Client --

(i)	has failed to secure and retain the services of reputable counsel or independent auditors;

(ii)	has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any "applicable securities laws" as defined in Rule 38a-l under the 1940 Act; or

(c)	The Officer, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Client.

6.	The Client shall promptly notify the Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by the Client, one or more Client shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Client in a manner consistent with applicable laws.

7.	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

8.	If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub-certification pertaining to Service Provider's services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

Schedule 2 to Services Agreement -- Services
Appendix B -- Fund Accounting Services

I.	Services

1.	Record Maintenance

Maintain the following books and records of each Fund pursuant to Rule 3la-1 (the "Rule") under the 1940 Act:

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b){l) of the Rule.

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(S) of the Rule.

2.	Accounting Services

Perform the following accounting services for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client ("Valuation Procedures"), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund's investment adviser or other designee, as approved by the Board. The Client instructs and authorizes Service Provider to provide information pertaining to the Funds' investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. The Client acknowledges that while Service Provider's services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(c)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)	Verify and reconcile with the Funds' custodian all daily trade activity.

(e)	Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

(f)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers.

(g)	If applicable, report to the Client the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(h)	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds.

(i)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

G)	Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser or a third party vendor, on variable interest rate instruments.

(k)	Post Fund transactions to appropriate categories.

(1)	Accrue expenses of each Fund according to instructions received from the Client's Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(m)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(n)	Provide accounting reports in connection with the Client's regular annual audit, and other audits and examinations by regulatory agencies.

(o)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client's Valuation Procedures.

(p)	Effective no later than August 31, 2019, Service Provider will transmit, on a daily basis a fund accounting tax lot data file to Client's investment management platform consistent with such platform's specifications.

3.	Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the pre-programmed reports for unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:

(i)	Unaudited Statement of Assets and Liabilities,

(ii)	Unaudited Statement of Operations, and

(iii)	Unaudited Statement of Changes in Net Assets.

Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed;

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

(i)	federal and state income tax returns and federal excise tax returns;

(ii)	the Client's reports with the SEC on Form N-CEN and Form N-CSR as required;

(iii)	the Client's monthly schedules of investments for filing with the SEC on Form N-PORT;

(iv)	the Client's annual and semi-annual shareholder reports and quarterly Board meetings;

(v)	registration statements on Form N-lA and other filings relating to the registration of shares;

(vi)	reports related to Service Provider's monitoring of each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

(vii)	annual audit by the Client's auditors; and

(viii)	examinations performed by the SEC.

(c)	Calculate turnover and expense ratio.

(d)	Prepare schedule of Capital Gains and Losses.

(e)	Provide daily cash report.

(f)	Maintain and report security positions and transactions in accounting system.

(g)	Prepare Broker Commission Report.

(h)	Monitor expense limitations.

(i)	Provide unrealized gain/loss report.

II.	Notes and Conditions Related to Fund Accounting Services

I.	Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider's liability with respect to NAV Differences (as defined below) shall be as follows:

(a)	During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)	During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable: provided, that Service Provider's reimbursement responsibility shall not exceed the lesser of (i) the net Joss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section II.I: (A) the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NA V'') and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund's (or Class') NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

2.	The Client acknowledges and agrees that although Service Provider's services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

Schedule 4 to Services Agreement

Fee Schedule

1.	FEES

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

a.	Asset-Based Fee

The Client shall pay Service Provider:

3.50 basis points of the first $500 Million in aggregate net assets of all Funds, plus

1.50 basis points of the next $500 million of the aggregate net assets of all Funds, plus

0.75 basis points of the next $500 million of the aggregate net assets of all Funds, plus

0.50 basis points of the aggregate net assets of all Funds in excess of $1.5 billion.

Asset based fees will be applied to the total Assets Under Management (" AUM'') of all funds and allocated to each fund on a pro rata basis as a percentage of total AUM.

There will be an annual fee of$5,000 for each share class above one in a Fund.

There will be an annual fee of $12,500 per Sleeve above one in a Fund. Sleeve is defined as a true multi managed account or any additional accounts used for performance tracking purposes outside of a true multi managed account(. i.e., cash sleeves/transition accounts).

b.	Fair Value Support Services Fee

The Client shall pay Service Provider $7,500 per Fund per year for Fair Value Support Services. (The Annual Fee is to be billed in equal monthly installments). Fair Value Support Services charges will commence when a Fund has utilized such Service.

The foregoing fees do not include out of pocket costs. Service Provider shall also be reimbursed by the Client for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

c.	Security Pricing Fees

Asset Tvpe	Monthly Fee ($)
Eauities	1.85
Asset Backed	15.55
General Bonds	11.65
Government Bonds	11.65
Comolex Debt	13.20
Listed Derivatives	3.00
Simole OTCs	21.95
Mid Tier OTCs	72.05
Comolex OTCs	313.85

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each "Asset Type" can typically be expected to include the following security types:

•	Equities: Domestic Equity, Foreign Equity, Warrants
•	Asset Backed: ABS, MBS, CMO's, CMBs
•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds
•	Complex Debt: Bank Loans
•	Listed Derivatives: Futures, options
•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap
•	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps
•	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs

3.	Security Pricing Valuation Services will not be subject to the annual fee increase.
4.	The fees for Security Pricing Services are calculated based on the number of unique securities held within the entire fund complex, i.e. securities held within multiple funds are only charged once.

d.	Fund Administration Fees

The Client shall pay Service Provider $59,500 per Fund per year for Fund Administration Services and $7,500 per Fund per year for Regulatory Administration/Board Book services.

Other Standard Fees

FormNPORT	$12,000 per fund
Sleeve Fee	$1,000 per sleeve
Liquidity Risk Management	$3,000 per fund
Rule l 8f-4 Support
Standard Service	$5,000 per fund
Lite Service	$1,500 per fund*
SOC-1 Report	$150 per shareclass

*Boston Trust Walden will commence operations using the Lite Service for Rule 18f-4 support. The parties will reasonably communicate any change to the service offering.

e.	Compliance Services Fee

The Client shall pay Service Provider $150,000 per year for the provision of the compliance services as well as the services provided under the separate CCO Agreement between the Parties. In addition, the Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing the services under the separate CCO Agreement between the Parties.

f.	Typesetting Fees

Per Fund	$1,500

2.	Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of pocket expenses and miscellaneous charges:

A.	Reimbursement of Expenses. Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Unitholders;
(ii)	The cost of obtaining security and issuer information;
(iii)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;
(iv)	All copy charges;
(v)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;
(vi)	The cost of tax data services;
(vii)	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and r\')cord storage and retention expenses, and travel related expenses for board/client meetings; and
(viii)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.	Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	System development fees, billed at the rate of$150 per hour, as requested and pre approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
(ii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of$150 per hour;
(iii)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
(vii)	Expenses associated with Service Provider's anti-fraud procedures as it pertains to new account review;
(viii)
(ix)	Check and payment processing fees; and
(x)	Costs of rating agency services.

3.	Annual Fee Increase:

Commencing on January 1, 2020 and annually thereafter, the Parties agree to negotiate in good faith regarding whether Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.